UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 21, 2007

Sepracor Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-19410	22-2536587
(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

84 Waterford Drive	01752
Marlborough, MA	(Zip Code)
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:   (508) 481-6700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02            Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

At a meeting of the Compensation Committee (the “Committee”) of the Board of Directors of Sepracor Inc. (the “Company”) held on February 21, 2007, the Committee authorized the payment of annual bonus awards to the Company’s executive officers identified below for services rendered during the year ended December 31, 2006.   The members of the Committee also approved annual base salaries for 2007 and targets for 2007 cash bonuses.   In addition, as previously reported, Adrian Adams was elected President and Chief Operating Officer of the Company, and the Committee approved his annual base salary for 2007 and guaranteed 2007 cash bonus, effective as of March 1, 2007.

The table below sets forth (i) the 2006 cash bonus and 2007 annual base salary, target cash bonus percentage and target cash bonus for each of the Company’s “named executive officers” (as used in Instruction 4 to Item 5.02 of Form 8-K) and (ii) the 2007 annual base salary and guaranteed cash bonus for Mr. Adams.  Each officer’s 2006 cash bonus was, and each officer’s 2007 cash bonus will be, determined based on, among other things, the Company’s overall performance, as well as such officer’s individual performance, during the fiscal year.

	2006	2007
Name and Position	Cash Bonus	Base Salary	Target Bonus Percentage (% of base salary)	Target Bonus
Timothy J. Barberich Chief Executive Officer	$525,000	$914,375	80%	$731,500
Adrian Adams (1) President and Chief Operating Officer	(1)	$800,000	100% (2)	(2)
W. James O’Shea (3) Former President and Chief Operating Officer	$236,250	$548,625	(4)	(4)
Mark H.N. Corrigan Executive Vice President, Research and Development	$184,500	$470,250	50%	$232,125
Robert F. Scumaci Executive Vice President, Finance and Administration	$150,930	$449,350	45%	$202,207
David P. Southwell Executive Vice President and Chief Financial Officer	$154,440	$459,800	45%	$206,910

(1)             Mr. Adams was elected President and Chief Operating Officer effective as of March 1, 2007.

(2)             Pursuant to Mr. Adams’ Employment Agreement, he will receive  a 2007 cash bonus, equal to 100% of his base salary, pro rated based on the portion of the year he is employed by the Company.

(3)             Mr. O’Shea resigned as President and Chief Operating Officer effective as of March 1, 2007, but is expected to remain with the Company until August 31, 2007 as the Company’s Vice Chairman.

(4)             Pursuant to Mr. O’Shea’s Transition and Severance Agreement, if he does not voluntarily terminate his employment with the Company prior to August 31, 2007, he will be entitled to receive a 2007 cash bonus of $219,450.

Each executive officer may also be granted stock options, restricted stock or other awards pursuant to the Company’s stock incentive plans. The stock option and restricted stock awards granted to executive officers typically vest either (1) upon the achievement of specified corporate objectives or (2) over two to five years, in equal annual installments commencing one year from the date of grant.

The Company has also (1) entered into letter agreements with certain of its named executive officers, (2) entered into retention agreements with each of its named executive officers and (3) agreed to make gross up payments to each of its named executive officers in the event that any payments received by them in connection with a change of control constitute parachute payments under Section 280G of the Internal Revenue Code of 1986, as amended. The Company has previously filed these letter agreements, retention agreements and a summary of the 280G gross up plan with the Securities and Exchange Commission. In addition, the Company has entered into an employment agreement as well as a retention agreement with Mr. Adams and has entered into a severance agreement with Mr. O’Shea, each of which the Company intends to file with its quarterly report on Form 10-Q for the quarter ending March 31, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sepracor Inc.

Date: March 22, 2007	By:	/s/ Timothy J. Barberich
Timothy J. Barberich
Chief Executive Officer